Exhibit 5.4

December 14, 2012

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, Vermont 05701

Re:	Subsidiary Guarantee of Casella Waste Management of Pennsylvania, Inc.

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Casella Waste Management of Pennsylvania, Inc., a Pennsylvania corporation (the “Company”) in connection with the Subsidiary Guarantee (defined below). This Opinion Letter is being delivered to the addressee (the “Opinion Recipient”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended, of the issuance and exchange of up to $128,035,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2019 (the “Exchange Notes”) of Casella Waste Systems, Inc., a Delaware corporation (“Parent”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of February 7, 2011, among Parent, the guarantors listed therein and U.S. Bank National Association, as trustee (the “Indenture”).

A.	DOCUMENTS EXAMINED

In rendering our Opinions, we have made no investigation or inquiry other than review of the following documents:

1. The Subsidiary Guarantee dated October 9, 2012 by the Company and the other Guarantors party thereto in favor of the holders of the Exchange Notes (the “Subsidiary Guarantee”).

2. The Indenture.

3. The forms of Exchange Notes.

4. The Subsistence Certificate of the Company issued by the Commonwealth of Pennsylvania Department of State on November 27, 2012 (the “Subsistence Certificate”).

625 Liberty Avenue · Pittsburgh, PA 15222-3152 · Main 412.297.4900 · Fax 412.297.0672

www.cohenlaw.com

Casella Waste Systems, Inc.

December 14, 2012

5. The Certificate of Secretary of Applicable Subsidiaries dated December 3, 2012 (the “Secretary Certificate”), and the Written Action of the Subsidiaries of Casella Waste Systems, Inc. dated September 12, 2012 (the “Resolutions”) and the Incumbency Certificate, each as attached to the Secretary Certificate.

6. The Articles of Incorporation of the Company filed with the Department of State of the Commonwealth on January 17, 1997, and the Statements of Change of Registered Office filed with the Department of State of the Commonwealth on May 9, 2011, January 21, 2005 and January 26, 2006.

7. The By-Laws of the Company adopted January 17, 1997.

8. Amendment No. 2 to the Registration Statement on Form S-4 to be filed with the Commission on December 14, 2012 relating to the registration of the Exchange Notes of Parent.

B.	ASSUMPTIONS, QUALIFICATIONS AND EXCLUSIONS

In rendering our Opinions we have made the assumptions listed on Exhibit A. Our Opinions are subject to the qualifications and exclusions listed on Exhibit B.

C.	OPINIONS

Based upon and subject to such assumptions, qualifications and exclusions, we are of the opinion that:

1. The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania (the “Commonwealth”).

2. The Company (a) has the corporate power to execute, deliver and perform the Subsidiary Guarantee, (b) has obtained all corporate authorizations and approvals which are necessary for it to execute, deliver and perform the Subsidiary Guarantee and (c) has duly executed and delivered the Subsidiary Guarantee.

We hereby consent to the filing of this Opinion Letter with the Commission as an exhibit to Amendment No. 2 to the Registration Statement on Form S-4, filed by Parent in connection with the registration of the Exchange Notes, and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.

This Opinion Letter is given solely as of the date hereof and is limited to the matters expressly set forth herein. This Opinion Letter is subject to future changes in applicable law, and we do not undertake to update this Opinion Letter. It is understood that this Opinion Letter is to be used only in connection with the exchange of the Exchange Notes while the Registration Statement is in effect.

Very truly yours,

/s/ COHEN & GRIGSBY, P.C.

COHEN & GRIGSBY, P.C.

AXK:JXP

1810597.v4

EXHIBIT A

ASSUMPTIONS

1. Each document submitted to us for review and each document obtained by us from any governmental authority is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. All official public records from which any such document, or the information contained in any such document, was obtained are accurate and complete and have been properly indexed and filed.

2. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the terms of the Subsidiary Guarantee.

3. All natural persons involved in the transactions contemplated by the Subsidiary Guarantee on the Company’s behalf have sufficient legal capacity to carry out their roles in such transactions, and any signatures of such persons on the Subsidiary Guarantee or any certificate delivered in connection therewith are genuine.

4. An executed original of the Subsidiary Guarantee has been delivered to the person(s) to whom the Subsidiary Guarantee is required to be delivered under the terms of the Indenture.

5. The Exchange Notes are the “Exchange Notes” referred to in the Resolutions.

EXHIBIT B

QUALIFICATIONS AND EXCLUSIONS

1. With respect to our Opinion in Paragraph C-1, we have relied exclusively upon the Subsistence Certificate without investigation.

2. With respect to our Opinions in Paragraph C-2, we have relied exclusively upon the Secretary Certificate, without investigation, insofar as the factual matters certified to therein relate to any of our Opinions herein.

3. Unless otherwise specifically addressed, our Opinions are subject to the qualification that no opinion is given with respect to the following legal issues:

(a) the applicability of, or compliance with, federal or state laws or regulations relating to securities regulation, antitrust, unfair competition, employee benefits, protection of the environment, land use, tax matters, public or employee health or safety, intellectual property, labor matters, usury, anti-terrorism, money laundering, filing or notice requirements or fraudulent transfer or conveyance;

(b) the applicability of, or compliance with, any federal or state statutes of general application to the extent that they provide for criminal prosecution;

(c) the applicability of, or compliance with, any county, city, municipality, borough, town, village or township law or regulation;

(d) the creation, attachment, perfection, priority or enforceability of any lien or security interest; or

(e) title to any real or personal property.

4. We are members of the Bar of the Commonwealth, and our Opinions expressed herein are limited to the laws of the Commonwealth and the United States, in each case as currently in effect, and we assume no responsibility as to the applicability to the matters covered hereby of the laws of any other jurisdiction. To the extent that the Subsidiary Guarantee, the Indenture, or the Exchange Notes or any of the transactions contemplated thereby are governed by the laws of a jurisdiction other than the Commonwealth, our Opinions herein as they relate to such items are given as if the laws of the Commonwealth govern such items; we express no opinion as to the jurisdiction whose laws actually govern such items.